Exhibit 99.1

St. Jude Medical, Inc. Global Headquarters One St. Jude Medical Drive St. Paul, MN 55117-9913 USA Tel 651 756 2000 sjm.com

News Release

MEDIA CONTACT:	INVESTOR CONTACT:
Candace Steele Flippin	J.C. Weigelt
csflippin@sjm.com	jweigelt@sjm.com
Tel 651 756 3029	Tel 651 756 4347

St. Jude Medical Announces Preliminary Fourth Quarter 2015 Financial Results

ST. PAUL, Minn. – Jan. 13, 2016 – St. Jude Medical, Inc. (NYSE:STJ), a global medical device company, today announced preliminary sales results for the fourth quarter ended Jan. 2, 2016. These results will be referenced today in a presentation by St. Jude Medical President and Chief Executive Officer Michael T. Rousseau, at the 34th Annual J.P. Morgan Healthcare Conference in San Francisco. A webcast of the presentation can be accessed live on the Investor Relations section of sjm.com, beginning at approximately 10:00 a.m. PST.

The company expects to report consolidated net sales of approximately $1.447 billion for the fourth quarter of 2015, which is an increase of 7 percent on a constant currency basis, consistent with guidance of 7 to 8 percent consolidated constant currency growth.

Fourth quarter sales of Thoratec products were approximately $136 million, exceeding previously issued guidance of $125 million to $130 million, driven by continued strength in the U.S. and the launch of Heartmate 3™ Left Ventricular Assist System in Europe. Full fourth quarter 2015 Thoratec sales of $143 million represent comparable constant currency quarterly sales growth of 15% over fourth quarter 2014 sales of $128 million.

When comparing net sales for the full fourth quarter of 2015 to the combined net sales of both St. Jude Medical and Thoratec for the fourth quarter 2014 and adjusting for foreign currency, our comparable constant currency sales decreased 1 percent.

Commenting on preliminary fourth quarter 2015 sales, Rousseau said, “We continue to execute our innovation-based growth strategy and made good progress during the fourth quarter in our areas of focus. The pressures to our business that we communicated heading into the quarter were partially offset by continued growth in atrial fibrillation and neuromodulation as well as strong sales from the recent Thoratec acquisition. In 2015, we set the stage to continue to expand our global leadership in heart failure, atrial fibrillation and neuromodulation in 2016.”

St. Jude Medical operates on a 52/53 week fiscal year convention with an extra 53rd week occurring approximately every six years. Accordingly, the company’s fiscal fourth quarter 2014 had one extra week of sales compared to fiscal fourth quarter 2015. In order to provide similar sales comparisons on a year-over-year basis the company recommends adjusting for the impact of this convention. While the calculation is not precise, the company estimates that these five fewer selling days in the fourth quarter of 2015 negatively impacted results by approximately 5 to 6 percentage points.

Cardiac Rhythm Management (CRM)

Fourth quarter CRM sales were approximately $580 million, a decrease of 10 percent on a constant currency basis over the fourth quarter of 2014. Global results were impacted by lower sales in the U.S. as the company is facing increased pressure in the MRI conditional category of products.  This decline was partially offset by solid results in countries where MRI conditional products are offered and continued strong performance in CRT driven by MultiPoint Pacing™ technology in Europe.

Atrial Fibrillation (AF)

Atrial fibrillation product sales for the fourth quarter were approximately $276 million, an increase of 4 percent on a constant currency basis over the fourth quarter of 2014 driven by continued adoption of our FlexAbility™ and TactiCath™ ablation catheters.

Cardiovascular

Total cardiovascular sales, which primarily include structural heart and vascular products, were $327 million for the fourth quarter of 2015, which is an increase of 2 percent on a constant currency basis over the fourth quarter of 2014. Cardiovascular growth was primarily due to a successful initial launch of all sizes of our Portico™ Transcatheter Aortic Valve Implantation System in Europe as well as strong contributions from AMPLATZER™ Amulet™ Left Atrial Appendage Occluder in Europe and the Optical Coherence Technology (OCT) product portfolio.

Neuromodulation

Fourth quarter sales of neuromodulation products were approximately $128 million, an increase of 9 percent on a constant currency basis over the fourth quarter of 2014. Neuromodulation growth was driven by the St. Jude Medical Burst technology offering in Europe as well as the Protégé™ Spinal Cord Stimulation System with upgradeable features in the U.S.

Fourth Quarter Earnings Results

St. Jude Medical now expects its fourth quarter adjusted earnings per share to be in the range of $1.01-$1.02, narrowing the range from $1.00-$1.02. Adjusted earnings per share for the fourth quarter exclude net after-tax charges primarily related to acquisition-related costs, ongoing restructuring activities and amortization of intangible assets. A reconciliation of the company’s estimated non-GAAP adjusted net earnings per share to the company’s estimated GAAP net earnings per share is provided in the schedules at the end of the press release.

Conference Call/Webcast

The company will release its fourth quarter and full-year 2015 results and provide its first quarter and full-year 2016 guidance on Jan. 27 at approximately 6:15 a.m. CST. The press release will be followed by a conference call beginning at 7 a.m. CST. The conference call will be broadcast live on the Investor Relations section of sjm.com. St. Jude Medical will also be tweeting live during the call on our Investor Relations Twitter account, @StJudeMedicalIR.

About St. Jude Medical

St. Jude Medical is a global medical device manufacturer dedicated to transforming the treatment of some of the world’s most expensive epidemic diseases. The company does this by developing cost-effective medical technologies that save and improve lives of patients around the world. Headquartered in St. Paul, Minn., St. Jude Medical has four major clinical focus areas that include cardiac rhythm management, atrial fibrillation, cardiovascular and neuromodulation. For more information, please visit sjm.com or follow us on Twitter @StJudeMedicalIR.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. Such forward-looking statements include the expectations, plans and prospects for the Company, including potential clinical successes, anticipated regulatory approvals and future product launches, and projected revenues, margins, earnings and market shares. The statements made by the Company are based upon management’s current expectations and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include market conditions and other factors beyond the Company’s control and the risk factors and other cautionary statements described in the Company’s filings with the SEC, including those described in the Risk Factors and Cautionary Statements sections of the Company’s Annual Report on Form 10-K for the fiscal year ended January 3, 2015 and Quarterly Report on Form 10-Q for the fiscal quarter ended October 3, 2015. The Company does not intend to update these statements and undertakes no duty to any person to provide any such update under any circumstance.

Summary of Preliminary 4Q15 Sales and Reconciliation to Constant Currency Sales Growth

(in millions)

(unaudited)

	4Q15 Sales	4Q14 Sales	Reported % Change vs. 4Q14	Constant Currency % Change vs. 4Q14	Reported $ Change vs. 4Q14	Constant Currency $ Change vs. 4Q14	Foreign Currency Impact
Total Sales	$1,447	$1,439	1%	7%	$8	$99	-$91
Total International Sales	$708	$761	-7%	5%
Total U.S. Sales	$739	$678	9%
Worldwide Cardiac Rhythm Management	$580	$685	-15%	-10%	-$105	-$65	-$40
International Cardiac Rhythm Management	$286	$336	-15%	-3%
U.S. Cardiac Rhythm Management	$294	$349	-16%
Worldwide ICD	$358	$426	-16%	-11%	-$68	-$46	-$22
International ICD	$149	$179	-17%	-5%
U.S. ICD	$209	$247	-16%
Worldwide Pacemakers	$222	$259	-14%	-7%	-$37	-$19	-$18
International Pacemakers	$137	$157	-13%	-1%
U.S. Pacemakers	$85	$102	-17%
Worldwide Atrial Fibrillation	$276	$283	-2%	4%	-$7	$11	-$18
International Atrial Fibrillation	$154	$171	-10%	1%
U.S. Atrial Fibrillation	$122	$112	10%
Worldwide Cardiovascular	$327	$347	-6%	2%	-$20	$7	-$27
International Cardiovascular	$199	$214	-7%	6%
U.S. Cardiovascular	$128	$133	-4%
Worldwide Structural Heart	$148	$159	-7%	1%	-$11	$2	-$13
International Structural Heart	$97	$103	-6%	7%
U.S. Structural Heart	$51	$56	-9%
Worldwide Vascular	$179	$188	-5%	2%	-$9	$5	-$14
International Vascular	$102	$111	-8%	4%
U.S. Vascular	$77	$77	-1%
Worldwide Neuromodulation	$128	$124	3%	9%	$4	$10	-$6
International Neuromodulation	$38	$40	-6%	9%
U.S. Neuromodulation	$90	$84	8%
Worldwide Thoratec	$136	$0			$136	$136	$0
International Thoratec	$31	$0
U.S. Thoratec	$105	$0

Note: Percentage changes are based on actual, non-rounded amounts and may not recalculate precisely.

Preliminary Comparable 4Q15 Sales and Reconciliation to Comparable Constant Currency Sales Growth

(in millions)

(unaudited)

	Full 4Q15 Comparable Sales	4Q14 Comparable Sales	Comparable % Change vs. 4Q14	Comparable Constant Currency % Change vs. 4Q14	Comparable $ Change vs. 4Q14	Comparable Constant Currency $ Change vs. 4Q14	Foreign Currency Impact
Worldwide Thoratec	$143	$128	12%	15%	$15	$19	-$4
International Thoratec	$31	$28
U.S. Thoratec	$112	$100

Note: Percentage changes are based on actual, non-rounded amounts and may not recalculate precisely.

2015 Earnings Guidance Reconciliation

(Unaudited)

Fourth Quarter

Estimated fourth quarter 2015 diluted net earnings per share	$0.30 - $0.35
Estimated restructuring activities	0.11
Estimated acquisition-related costs, net	0.49
Estimated product field action costs and litigation costs	0.01
Estimated legal settlements	0.01
Estimated amortization of intangible assets	0.10
Estimated discrete income tax items including R&D credit	(0.05) - 0.00
Estimated fourth quarter 2015 adjusted diluted net earnings per share (Non-GAAP)	$1.01 - $1.02

Non-GAAP Financial Measures

The company provides adjusted diluted net earnings per share attributable to St. Jude Medical, Inc. because St. Jude Medical management believes that in order to understand the company’s short-term and long-term financial trends, investors may wish to consider the impact of certain adjustments discussed below.  St. Jude Medical management uses these non-GAAP financial measures to forecast and evaluate the operational performance of the company as well as to compare results of current periods to prior periods on a consolidated basis.

The adjustments made to GAAP financial measures result from facts and circumstances that vary in frequency and impact on the Company’s results of operations.  The following is an explanation of each of the adjustments that management excludes in calculating its non-GAAP measures.

Restructuring activities – These amounts represent severance costs and other termination benefits, inventory write-offs primarily associated with discontinued product lines, fixed asset write-offs related to assets no longer expected to be utilized and other restructuring costs.

Acquisition-related costs – These amounts consist of contingent consideration fair value adjustments, acquired inventory step-up amortization, other transaction costs, integration costs and stock-based compensation expense for accelerated and replacement equity awards.

Product field action costs and litigation costs – These amounts primarily relate to inventory write-off and disposal costs, additional warranty and patient monitoring costs, and estimated legal costs for outstanding legal matters associated with product field actions.

Legal settlements – These amounts consist of losses that are probable and reasonably estimable, gains related to favorable resolutions of litigation matters and probable insurance recoveries.

Amortization of intangible assets – These amounts represent the non-cash amortization expenses we recognized for definite-lived intangible assets.

Discrete income tax items – These amounts represent tax effects related to significant unusual or infrequent items not attributable to current-year ordinary income, such as settlement of tax positions and discrete tax adjustments to uncertain tax positions.

R&D credit – This amount represents the income tax benefit relating to the first nine months of 2015 from the federal research and development tax credit extended in the fourth quarter of 2015 retroactive to the beginning of the year.

The company also provides comparable constant currency sales growth because St. Jude Medical management believes that in order to understand the Company’s short-term and long-term financial trends, investors may wish to consider the impact of the Thoratec acquisition and foreign currency translation on net sales. St. Jude Medical management uses comparable constant currency sales growth to forecast and evaluate the operational performance of the company as well as to compare sales of current periods to prior periods.

In calculating comparable constant currency sales growth in its non-GAAP measures, the company a) excludes the impact to net sales after translating net sales at prior period foreign currency exchange rates and b) includes Thoratec sales amounts for periods prior to St. Jude Medical’s acquisition of Thoratec. Comparable constant currency sales amounts have not been adjusted to eliminate historical product sales between St. Jude Medical and Thoratec because management believes that such adjustments are not material.

Non-GAAP financial measures used by the company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. Investors should consider non-GAAP measures in addition to, and not as a substitute for, or superior to, financial performance measures prepared in accordance with GAAP.